Exhibit 10.1

Ulta Salon, Cosmetics & Fragrance, Inc.

[Date]

[Insert Name and Address of Employee]

Dear                     :

As you know the Board of Directors of Ulta Salon, Cosmetics & Fragrance, Inc. (“Ulta”) is currently searching for a permanent replacement CEO. We understand that this transition to a new CEO creates a period of uncertainty for you, which we would like to help alleviate by offering to provide you with the following retention incentives:

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A restricted stock unit grant with a value equal to your base salary, which will cliff vest on March 12, 2016, provided that you are employed by Ulta and its subsidiaries (collectively “Ulta Beauty”) on such date, except as provided below (the “Retention Grant”). The restricted stock unit grant will be granted during the next open trading window in accordance with Ulta’s equity grant policy. The number of shares subject to the restricted stock unit grant will be determined by dividing your base salary by the closing share price for Ulta’s stock on the grant date.

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Severance benefits as described below should your employment with Ulta Beauty be terminated without cause or should you terminate for “good reason” before the earlier of (i) the eighteen (18) month anniversary of the start date of the new permanent CEO or (ii) March 12, 2015 (the “Protection Period”).

Specifically, the severance benefits in the event your employment with Ulta Beauty is terminated without cause, or you terminate for good reason during the Protection Period, will be as follows:

•

78 weeks of pay at your weekly base salary rate, minus applicable federal and state withholding, to be paid in accordance with Ulta Beauty’s usual payroll practice commencing on the next bi-weekly pay date after your separation or eight (8) days after you sign and do not revoke the release discussed below, whichever occurs later;

•

if you elect to continue your group health benefits under COBRA, then for up to 18 months of such COBRA coverage Ulta Beauty will pay the full COBRA rate to maintain the same coverage levels as you had as an employee at the time of your termination. If you cease to be eligible for COBRA, Ulta Beauty’s obligations to pay the COBRA rate will cease; and

•	you will be fully vested in the Retention Grant.

Your right to these severance benefits, however, is subject to your signing and not revoking an effective general release of claims against Ulta Beauty within sixty (60) days of your termination. If you do not sign or you revoke the release you will forfeit your right to these severance benefits. You also will not be entitled to any of the severance benefits if you

[Date]

voluntarily leave Ulta Beauty without good reason, or you are terminated for cause. Of course, in addition to the severance you will be entitled to any accrued but unpaid salary, unused vacation or sick days and all reimbursements then owed to you by Ulta Beauty.

For purposes of this agreement, “cause” means termination of your employment by Ulta Beauty due to your: (i) commission of a felony; (ii) dishonesty or misrepresentation involving Ulta Beauty; (iii) serious misconduct in the performance or non-performance of your responsibilities to Ulta Beauty (e.g., gross negligence, willful misconduct, gross insubordination or unethical conduct) or (iv) violation of any material condition of employment with Ulta Beauty. For purposes of this agreement “good reason” means your termination of employment with Ulta Beauty after (a) a material reduction in your authority, duties or responsibilities and (b) a material reduction in your total compensation opportunity (sum of base salary, target bonus and grant date fair value of annual target equity grants), but only if you have provided Ulta Beauty with written notice of such intent to terminate for cause within 30 days after such reductions, and Ulta Beauty does not cure within 30 days following receipt of such notice. Whether or not your employment has been terminated for cause or may be terminated for good reason shall be determined in the sole discretion of the Board of Directors of Ulta, after providing you with an opportunity to be heard by the Board.

Notwithstanding the foregoing, if you are a “specified employee” as defined in Section 409A(a)(3)(B)(i) of the Internal Revenue Code, any of the severance benefits that constitute nonqualified deferred compensation within the meaning of Section 409A will be delayed to the date that is 6 months and one day after your termination of employment. The determination of whether, and the extent to which, any of the payments to be made to you hereunder are nonqualified deferred compensation shall be made after the application of all applicable exclusions under Treasury Reg. § 1.409A-1(b)(9).

This letter does not confer upon you any right to continue in the employment of Ulta Beauty for any period or interfere with or otherwise restrict in any way the rights of Ulta Beauty, or you to terminate your employment at any time for any reason whatsoever, with or without cause.

This agreement supersedes any other agreement, arrangement or plan of Ulta Beauty which provides for severance to be paid upon termination of employment. You will not be entitled to receive severance under both the terms of this agreement and any other plan, agreement or arrangement with Ulta Beauty if you are terminated without cause during the Protection Period.

Please indicate your acceptance of the provisions of this severance and retention agreement by signing the enclosed copy of this letter agreement and returning it to my attention.

Very truly yours,

Dennis K. Eck
Interim Chief Executive Officer

Agreed and Accepted:

[Date]

[Name]

Date